UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 20, 2007

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2007, salesforce.com, inc. (the “Company”) issued a press release announcing the planned transition of Steve Cakebread, the Company’s current Chief Financial Officer, to President and Chief Strategy Officer in the Company’s first quarter of Fiscal 2009 (February-April 2008). Graham V. Smith will be joining the Company as Executive Vice President and Chief Financial Officer Designate in the Company’s fiscal fourth quarter. Mr. Cakebread will continue in his current role as CFO until Mr. Smith assumes CFO duties in the Company’s first quarter of Fiscal 2009.

Mr. Smith is the current Chief Financial Officer of Advent Software, one of the leading providers of software and services to the investment management industry. Prior to Advent, Smith was CFO of Vitria Technology, an enterprise application integration software company. Prior to Vitria, Smith served four years as CFO for Nuance Communications, a voice-recognition software company, where he led the company through both private and public financings. Earlier in his career, Smith spent eleven years at Oracle Corporation in a variety of senior finance roles, most recently as Vice President of Finance for worldwide operations, reporting to Oracle’s President and Chief Operating Officer. Smith holds a bachelor’s degree in economics and politics from Bristol University in England and is a member of the Institute of Chartered Accountants in England and Wales.

The Company anticipates filing an additional Form 8-K providing further information as required by the applicable items of Form 8-K prior to or at the time of the actual transition of Mr. Smith to the CFO position.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2007	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and
General Counsel